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                     November 18, 2022

       David Pace
       Chairman and Chief Executive Officer
       Tastemaker Acquisition Corp.
       501 Madison Avenue
       Floor 5
       New York, NY 10019

                                                        Re: Tastemaker
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed November 4,
2022
                                                            File No. 001-39858

       Dear David Pace:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Stephen P. Alicanti,
Esq.